UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 21, 2014

Bridge Capital Holdings

(Exact name of registrant as specified in its charter)

California	001-34165	80-0123855
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Almaden Boulevard, Suite 200 San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 423-8500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2014, Bridge Capital Holdings (“BCH”) and its wholly-owned subsidiary, Bridge Bank, National Association (the “Bank”) entered into new employment agreements with five of its existing executive officers as follows: An agreement with Daniel P. Myers providing that he shall serve as the President and Chief Executive Officer of the Company and the Bank for an annual base salary of $425,000; an agreement with Thomas A. Sa providing that he shall serve as the Executive Vice President, Chief Financial Officer and Chief Strategy Officer of BCH and Executive Vice President and Chief Risk Officer of the Bank for an annual base salary of $285,000; an agreement with Timothy W. Boothe providing that he shall serve as the Executive Vice President and Chief Operating Officer of the Bank for an annual base salary of $260,000; an agreement with Margaret M. Bradshaw providing that she shall serve as the Executive Vice President and Chief Banking Officer of the Bank for an annual base salary of $220,000; and an agreement with Allen G. Williams providing that he shall serve as the Executive Vice President and Chief Credit Officer of the Bank for an annual base salary of $220,000.

Each of the employment agreements provides that the executive officer’s base salary is subject to annual adjustment as determined by the Board of Directors of BCH. In addition, each of the executive officers is entitled annual incentive compensation payment pursuant to the terms of the Management Incentive Compensation Plan in effect at the date of the Agreements and other benefits including annual vacation and monthly auto allowance. Each agreement has a term of three years and will be automatically extended for an additional one year term on each anniversary date thereafter, subject to earlier termination.

Mr. Myers’s employment agreement provides that, if he is terminated without a change in control of BHC, he will be entitled to severance benefits consisting of (i) a cash payment equal to two (2) times the total of his (A) annual base salary during the year the termination occurs and (B) average bonus or incentive compensation amount paid in the three year period immediately preceding the termination, (ii) acceleration of vesting of any outstanding stock options and (iii) continuation of group insurance coverage. In the event of a change in control that results in (i) Mr. Myer’s termination or, (ii) any material adverse change the nature and scope of his position, authorities, responsibilities, duties, or a change of twenty miles or more in his location of employment, or any material reduction in base salary, incentive compensation or other benefits without his consent, or (iii) any event which reasonably constitutes a demotion, significant diminution of his responsibilities, Mr. Myers is entitled to receive severance benefits consisting of (1) a cash payment in an amount equal to two and ninety-nine one hundredths (2.99) times his (A) annual base salary during the year the termination occurs and (B) average bonus or incentive compensation amount paid in the three year period immediately preceding the termination, (2) acceleration of vesting of any outstanding stock options and (3) continuation of group insurance coverage. Each of the other four executive officers is entitled to severance benefits similar to those of Mr. Myers, except that upon a termination without a change of control he or she is entitled to an amount equal to his or her (A) annual base salary during the year the termination occurs and (B) average bonus or incentive compensation amount paid in the three year period immediately preceding the termination or, following a change of control, two (2) times such amount.

2

The description of each these agreement and plans is qualified in its entirety by reference to the text of the contract which is filed as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits

(c)	The exhibit list required by this Item is incorporated by reference to the exhibit index filed as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2014	Bridge Capital Holdings

	By:	/s/Thomas A. Sa
Thomas A. Sa
Executive Vice President,
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement between Daniel P. Myers, Bridge Capital Holdings and Bridge Bank, National Association dated May 21, 2014.

10.2	Employment Agreement between Thomas A. Sa, Bridge Capital Holdings and Bridge Bank, National Association dated May 21, 2014.

10.3	Employment Agreement between Timothy W. Boothe, Bridge Capital Holdings and Bridge Bank, National Association dated May 21, 2014.

10.4	Employment Agreement between Margaret M. Bradshaw, Bridge Capital Holdings and Bridge Bank, National Association dated May 21, 2014.

10.5	Employment Agreement between Allen G. Williams, Bridge Capital Holdings and Bridge Bank, National Association dated May 21, 2014.

4